Exhibit 10.1

RETIREMENT AND RELEASE AGREEMENT

This Retirement and Release Agreement (the "Agreement") is made and entered into on February 23, 2017 (the "Effective Date") and confirms the following understandings and agreements among Profire Energy, Inc. and its subsidiaries ("Profire" or the "Company") and Harold Albert (hereinafter referred to as "you" or "your").

WHEREAS, you were employed as Chief Technology Officer by Profire (your "Employment");

WHEREAS, you and the Company separated from your Employment effective March 1, 2017 (the "Retirement Date");

WHEREAS, you and the Company desire that you will continue to serve as a director;

WHEREAS, the Company desires to engage you as a consultant on an as-needed basis;

WHEREAS, you and Profire desire to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and Profire up to and including the Retirement Date, including, but not limited to, any claims that might arise out of your Employment with Profire or the separation from your Employment with Profire;

WHEREAS, in connection with the retirement from your Employment, you and Profire now desire to enter into this Agreement, which sets forth a mutually satisfactory arrangement concerning, among other things, retirement from your employment and payment of a retirement package to which you would otherwise not be entitled.

NOW, THEREFORE, in consideration of the promises set forth herein, you and Profire agree as follows:

1. Employment Status and Effect of Separation.

(a) You acknowledge, and Profire hereby accepts, your resignation of your Employment as Profire's Chief Technology Officer, and any present management or employment roles including President of Profire Combustion, effective as of the Retirement Date.  You agree to serve as a non-executive director on Profire's Board of Directors as described below. From and after the Retirement Date, you agree not to represent yourself as being an employee or officer of Profire for any purpose.

(b) The Retirement Date will be the termination date of your Employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through Profire.  In connection with your separation, you will be entitled to receive amounts payable to you under any retirement and fringe benefit plans maintained by Profire and in which you participate in accordance with the terms of each such plan and applicable law.

(c) You acknowledge and agree that all of the payment(s) and other benefits you have received as of the Retirement Date are in full discharge and satisfaction of any and all liabilities and obligations of Profire or any of its direct or indirect parent(s), subsidiaries, and/or affiliates (collectively, the "Company Group") to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of Profire or any other member of the Company Group and/or any alleged understanding or arrangement between you and Profire or any other member of the Company Group.

2. Release and Waiver of Claims.

(a) Notwithstanding anything to the contrary in any employment agreement or contract between you and Profire, Profire will pay you and you will accept, as a retirement package, a total sum of Three Hundred Seventy-Five Thousand Dollars ($375,000) (the "Consideration"), representing your salary as if you had continued to function as Chief Technology Officer for another sixteen and one-half (16.5) months.  The Consideration will be paid to you in four equal installments over the next four financial quarters, less applicable deductions and withholdings for any applicable taxes, including, without limitation, any applicable state, provincial, municipal, and federal (either American or Canadian) taxes, provided that you do not revoke this Agreement or breach any of your obligations under this Agreement. The first payment beginning March 1, 2017, or immediately after the Revocation Period (as described below in Paragraph 3) if the Revocation Period expires after March 1, 2017.  You acknowledge that the Consideration represents monies to which you would not be entitled but for this Agreement.

(b) You agree to serve as a non-executive director on Profire's Board of Directors. After the Consideration is paid in full, you agree to receive $80,000 annually payable 1/12 per month ("Stipend") for your services as a director.  Any service as a director and its corresponding Stipend will be subject to your successful election as a director at the Company's annual shareholder meetings as they occur from time to time.  The Stipend will be subject to all applicable deductions and withholdings.

(c) Profire, in its sole discretion, may desire to engage you as an independent contractor to act as a technical burner consultant. Until the Consideration is paid in full, you agree to provide any reasonable consulting services at no charge to Profire for any project that requires ten (10) hours or less of work provided that you shall not be obligated to work more than ten (10) hours in any month unless otherwise agreed upon by you and Profire.  All consulting projects will be done pursuant to a statement of work, a template of which is attached to this Agreement. All Consulting work must be approved by the requesting manager and either the Company's CEO or CFO.  After the Consideration is paid in full, Profire agrees to pay you an hourly rate of $175 for consulting projects of ten (10) hours or less.  Any consulting project requiring more than ten (10) hours will be negotiated for a specified contract price on the applicable statement of work.  Such hourly rate is inclusive of all taxes, including without limitation any provincial or state tax, goods and service tax, harmonized sales tax, value added tax or any similar tax.

(d) You agree that if you cease to be a director of the Company for any reason you will only publicly sell shares of the Company's common stock pursuant to and in full compliance with the provisions of subparagraph (c)(1)(i) of Rule 144 regarding "current public information" and (e)(1)(i) of Rule 144, regarding limiting sales volume during each three month period thereafter to 1% of the total outstanding shares of the Company, for the next twenty-four (24) months following the date your service as a director of the Company terminates.

(e) For and in consideration of the Consideration, and for other good and valuable consideration set forth herein, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge Profire and each member of the Company Group, and each of their direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the "Company Parties"), from any and all claims whatsoever up to the Retirement  Date which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claim arising out of or attributable to your Employment or the termination of your Employment with Profire or any member of the Company Group whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Fair Labor Standards Act, 29 U.S.C. §201 et seq.; the Vietnam Era Veterans' Readjustment Assistance Act of 1974; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq.; the Equal Pay Act; the Utah Fair Employment and Housing Act; the Utah Family Rights Act; the Alberta Employment Standards Code, the Alberta Human Rights Act, the Alberta Personal Information Protection Act, and the Alberta Workers Compensation Act and any other federal, state, provincial or local human or civil rights, wage-hour, pension or labor law, rule and/or regulation, each as may be amended from time to time, and all other federal, state, provincial and local laws, the common law and any other purported restriction on an employer's right to terminate the employment of employees.  As used in this Agreement, the term "claims" will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys' fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.  The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

(f) You acknowledge and agree that as of the Effective Date you have no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in the preceding paragraph.

(g) Nothing contained in this Section 2 will be a waiver of any claims that cannot be waived by law.

(h) Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against any of the Company Group for wages, earned vacation, paid time off, bonuses, expenses, severance pay, and benefits earned through the date of the execution of this Agreement.  Such amounts are not consideration for this Agreement.

(i) Notwithstanding any other provision set forth in this Agreement, the non-qualified stock option granted to you by Profire effective November 2, 2016 to purchase up to 75,000 shares of Profire's common stock shall remain in full force and effect in accordance with its terms, provided Profire and you agree that such option shall be deemed amended by this Agreement to accelerate its vesting such that all option shares shall be fully vested as of the date the Consideration has been fully paid to you as provided in Section 2(a), notwithstanding the vesting provisions set forth in the option.

3. Opportunity for Review; Acceptance.   You have until 21 days after receiving this agreement from the Company (the "Review Period") to review and consider this Agreement.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to Profire.  In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither Profire nor any member of the Company Group will have any obligations hereunder.  By execution of this Agreement, you expressly waive any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 ("ADEA") and: (a) You acknowledge that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by you; (b) You expressly understand that this waiver specifically refers to rights or claims arising under the ADEA; (c) You expressly understand that by execution of this Agreement, you do not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) You acknowledge that the waiver of rights or claims arising under the ADEA is in exchange for the Consideration, which is above and beyond that to which you are entitled; (e) You acknowledge that Profire is expressly advising you to consult with an attorney of your choosing prior to executing this Agreement; (f) You have been advised by Profire that you are entitled to up to twenty-one (21) days from receipt of this Agreement within which to consider this Agreement, which period is referred to as the Review Period; (g) You acknowledge that you have been advised by Profire that you are entitled to revoke (in the event you execute this Agreement) this waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said waiver will not be, and does not become, effective or enforceable until the seven (7) day revocation period has expired (the "Revocation Period"); (h) The parties agree that should you exercise your right to revoke the waiver under subparagraph (g) hereof, this entire Agreement, and its obligations, including, but not limited to the obligation to provide you with Consideration and any other benefits, are null, void and of no effect; (i) You acknowledge and agree that you will communicate your decision to accept or reject this Agreement to Profire as provided herein; and (j) nothing in this Agreement will be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission, though you have waived any right to monetary relief.  Should you elect to revoke this Agreement within the Revocation Period, a written notice of revocation will be delivered to the Company, Attn: Ryan Oviatt, 321 South 1250 West, Suite 1, Lindon, UT 84042.

4. Other Agreements.  Your duties and obligations pursuant to the Sections 6, 7, 8, 11, 16, 18, 19, and 20 of the Employment Agreement signed by you on June 28, 2013 will survive this Agreement and remain in full force and effect, and the Consideration herein constitutes consideration for your promises and obligations pursuant to these agreements.

5. Confidential Information.  You recognize and acknowledge that Profire's business and continued success depends upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to any member of the Company Group to which you had access during your Employment (all such information being "Confidential Information").  The phrase Confidential Information will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to any member of the Company Group's or its subsidiaries' or affiliates' (including their predecessors) current or potential business and (ii) not generally or publicly known.  Confidential Information includes, without limitation, the information, observations and data obtained by you while employed by any member of the Company Group and its subsidiaries (or any of their predecessors) or while performing Services hereunder concerning the business or affairs of any member of the Company Group or any of its subsidiaries or affiliates, the identities of the current, former or prospective employees, suppliers and customers of any member of the Company Group or its subsidiaries, development, transition and transformation plans, fee schedules, information system materials, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.  Provided, however, that the phrase does not include information that (a) was lawfully in your possession prior to disclosure of such information by any member of the Company Group; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by you as having been developed by you outside the scope of your rendering services hereunder and independently; or (d) is furnished to you by a third party not under an obligation of confidentiality to Profire or any other member of the Company Group.  You agree that you will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized in writing by the Company's CEO or CFO.  You will be allowed to disclose such information of the Company or any member of the Company Group to the extent that such disclosure is:

(a) duly approved in writing by the Company's CEO or CFO;

(b) necessary for you to enforce your rights under this Agreement in connection with a legal proceeding; or

(c) required by law or by the order of a court or similar judicial or administrative body, provided that you notify the Company of such required disclosure promptly and cooperates with the Company in any lawful action to contest or limit the scope of such required disclosure.

Your obligation under this Agreement is in addition to any obligations you have under state or federal law.  You agree that you will not violate in any way the rights that Profire or any other member of the Company Group has with regard to trade secrets or proprietary or Confidential Information.  Your obligations under this Section 5 shall not terminate until you no longer serve as a non-executive director on Profire's Board of Directors or Profire is no longer listed on a national securities exchange or its common stock is no longer traded on the OTC, whichever is later.

6. Non-Competition Agreement.  In addition to any restrictions set out in the Employment Agreement, for a period expiring on the date of the last quarterly payment of Consideration, or for as long you continue to serve as a non-executive director on the Company's Board of Directors, whichever is later, you covenant and agree that you will not:

(a)
Directly, indirectly, or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that competes with the Company's business or that competes with the Company or any of its affiliates or that is engaged in any type of business which, at any time during your employment with the Company, the Company or any of its affiliates planned to develop;

(b)
Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any customer, officer, employee or agent of the Company or any of its affiliates to alter or discontinue a relationship with the Company or to do any act that is inconsistent with the interests of the Company or any of its affiliates;

(c)
Directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers or potential customers of the Company or any of its affiliates, including without limitation anyone who, during the time of your employment, engaged in discussions with the Company for the purchase of products or services; or

(d)
Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier or vendor of the Company or any of its affiliates to alter or discontinue its relationship with the Company or any of its affiliates.

The geographic limitation to this Section 6 is the United States of America, Canada, Brazil, and Australia.  Notwithstanding your obligations under this Section 6, you will be entitled to own, as a passive investor, up to five percent (5%) of any publicly traded company without violating this provision.

The Company and you agree that: this provision does not impose an undue hardship on you and is not injurious to the public; that this provision is necessary to protect the business of the Company and its affiliates; the nature of your responsibilities with the Company under this Agreement require you to have access to confidential information which is valuable and confidential to the Company; the scope of this Section 6 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 6, including the Consideration herein.

7. Non-Disparagement and Non-Interference.   For a period of five (5) years following the Effective Date, you agree to refrain from making any disparaging, negative or uncomplimentary statements or communications, whether public or private, regarding Profire or any other Company Parties.  As used in this paragraph, "disparaging" means anything unflattering and/or negative, whether such communication is true or untrue.  Nothing in this Agreement will be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission, though you have waived any right to monetary relief, or otherwise complying with your obligations to provide truthful testimony or information as required by a court or by statute.  From and after the Retirement Date, you will not participate in day-to-day operations of the Company, including, without limiting the generality of the foregoing, any activities conducted at the Company offices at 55 Alberta Ave. Spruce Grove, Alberta. Nothing in this paragraph is meant to interfere with your ability to perform your duties as a member of the Board of Directors or to receive information from the Company as requested from its CEO or CFO in the same manner such information is provided to the Company's other non-employee directors.

8. Non-Access to Company Servers, Data Storage, and Electronic Communications. You agree that after the Effective date you will no longer access any software or servers owned by the Company.  This includes Netsuite, financial accounts, all email accounts, security systems, and any other web-based accounts set up by you in your position as an officer of the Company.  You agree that as of the Retirement Date you will have no authority to approve financial transactions and will operate at arm's length in your capacity as a non-executive director. You agree that you will no longer contact Company vendors, suppliers, or customers on matters relating to Profire or its business unless requested to do so by the Company's CFO or CEO or specifically authorized by the board of directors. Should the Company engage you as a consultant, access to any Company owned software or server must be approved in writing by the requesting manager and the Company's CEO or CFO.

9. Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you (a)  are able to read the language, and understand the meaning and effect, of this Agreement; (b) are specifically agreeing to the terms of the release contained in this Agreement because Profire has agreed to pay you the Consideration, which Profire has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution, of this Agreement; (c) acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration; (d) were advised to consult with your attorney regarding the terms and effect of this Agreement; and (e) have signed this Agreement knowingly and voluntarily.

10. No Suit.  You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you will cause such complaint, charge or lawsuit to be dismissed with prejudice and will pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation reasonable attorneys' fees of Profire or any of the Company Group against whom you have filed such a complaint, charge or lawsuit.  Nothing in this Agreement will be construed to prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission, though you have waived any right to monetary relief.

11. Successors and Assigns.  The provisions of this Agreement will be binding on and inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and will be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

12. Severability.  If any provision of this Agreement will be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force or effect.  The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Agreement.  In addition, should a court determine that any provision or portion of any provision of this Agreement is not reasonable or valid, the Parties hereto agree that such provision should be interpreted and enforce to the maximum extent which the court deems reasonable or valid and the Parties hereto agree to request that the court apply notional severance to give effect to the such provision or portion of any provision, including without limitation the restrictive provisions set out in Section 6 of this Agreement, to the fullest extent deemed reasonable by the court.

13. Return of Property.  You will return, as soon as possible after the Effective Date, and not retain in any form or format, all Profire documents, data, and other property in your possession or control.  Profire "documents, data, and other property" includes, without limitation, any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence and/or other documents or materials related to Profire's business that you have compiled, generated or received while working for Profire including all copies, samples, computer data, disks, or records of such material.  After returning these documents, data, and other property you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of Profire, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained.  Furthermore, you agree, on or before the Effective Date, to provide Profire with a list of any documents that you created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents.  Profire's obligations under this Agreement are contingent upon you returning all Profire documents, data, and other property as set forth above.  All materials, documents, data, and other property needed to perform your duties as a consultant or a Director will be provided by the Company Group as needed.

14. Payments to Cease.You agree that it was a material inducement to the Company to provide you the Consideration that you would steadfastly abide by all the provisions of this Agreement.  If you materially breach any of the provisions of this Agreement, then you also agree that the installment payments of the Consideration will immediately cease and you will not be entitled to, nor will you receive, any further Consideration installments under this Agreement and you will forthwith repay to the Company all Consideration installments paid to you prior to the breach.

15. Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you, Profire or any member of the Company Group.

16. Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof, including without limitation the termination of your Employment.  Except as set forth in Section 4, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

17. Amendments; Waiver.  This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto.  No waiver of any term, provision, or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

18. Governing Law; Jurisdiction.  EXCEPT WHERE PREEMPTED BY US FEDERAL LAW, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, WILL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, THE STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN SALT LAKE COUNTY, THE STATE OF UTAH, EXCEPT THAT THE COMPANY WILL HAVE THE RIGHT TO ENFORCE SECTIONS 4, 5, 6, 7 AND 13 OF THIS AGREEMENT AND APPLY FOR INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION IN ANY STATE, PROVINCE, OR COUNTRY IN WHICH YOUR ACTIONS MAY CONSTITUTE A BREACH OF ANY OF SECTIONS 4, 5, 6, 7 OR 13 OF THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.  THE PREVAILING PARTY IN ANY LAWSUIT THAT GIVES RISE TO CLAIMS GOVERNED BY THIS AGREEMENT WILL BE ENTITLED TO AN AWARD OF ATTORNEYS' FEES FROM THE OTHER PARTY.

19. Injunctive Relief.  You acknowledge that it would be difficult to fully compensate Profire for damages resulting from any breach of the provisions of Sections 4, 5, 6, 7, or 13 of this Agreement.  Accordingly, in the event of any actual or threatened breach of such provisions, Profire will (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

[Signature Page Follows.]
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

HAROLD ALBERT /s/Harold Albert	PROFIRE ENERGY, INC. By: /s/ Brenton Hatch
Its: Chief Executive Officer

Attachment 1

Statement of Work

1	SCOPE OF SERVICES
1.1	Project Description:

1.2	Statement of Work
1.2.1	Project Scope

1.2.2	Project Deliverables
The following are the project deliverables including, but not limited to possible documents, code, executables, reports, etc. which would be exchanged between Company and Consultant.

Item Description	Delivery Mode	Responsibility	Delivery Due Date	Remark

1.2.3	Project Assumptions
The following are the assumptions made and are expected to be valid either throughout the project duration or at appropriate phases as applicable.
2	TERM OF STATEMENT OF WORK
This Statement of Work shall be effective from _____________ through _____________ unless terminated, canceled, or extended.  Company may terminate this agreement at any time for non-performance and/or breach of the Agreement.  If the Company determines that the Consultant is not performing the services as outlined in this Statement of Work Company will inform Consultant in writing the specific services that are not being performed.  Consultant will have thirty days to perform the services as outlined by the Company.
3	COMMERCIAL
3.1	Fees:
All fees will be paid at the agreed upon rate.
3.2	Invoices:
Electronic invoices will be submitted to Company monthly. All invoices are due and payable within 30 days of receiving the invoice. Client shall pay a service charge for all overdue amounts of 1.5% per month. All rights of the Company herein are conditioned on receipt of full payment. Payment will be rendered in the form of a check to:

4	PROJECT MANAGEMENT
4.1	Supplier Project Manager:
The Project Manager for Company is:
4.2	Project Changes:
During the performance of services, changes to the Project may be required or requested by Company's Project Manager.  Consultant's Project Manager shall discuss project changes with Consultant at a weekly, telephonic meeting. The parties are not obligated to meet weekly, but will agree to meet as needed.
4.3	Company's Obligations:
Company acknowledges that performance by Consultant requires information and cooperation from Company.  Company shall provide complete, timely and accurate information regarding Company's requirements and all other data and information necessary for performance by Consultant.

Profire Energy., INC.	Consultant
By: _________________	By: _________________
Name: ______________	Name: ______________
Title: _______________	Title: _______________
Date: _______________	Date: _______________